Exhibit 99.1

Written Statement of the Chief Executive Officer
Pursuant to 18 U.S.C. Sect. 1350

Solely for the purposes of complying with 18 U.S.C. Sect. 1350, I, Terry D. Growcock, Chairman and Chief Executive Officer of The Manitowoc Company, Inc. (the "Company"), hereby certify, based on my knowledge, that the Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 2002 (the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2002                                  /s/ Terry D. Growcock
                                                                           Terry D. Growcock
                                                                           Chairman and Chief Executive Officer